NEWS RELEASE

CONTACTS
Ed Loyd (Media Relations)    October 26, 2020
Edgar.Loyd@53.com | 513-534-NEWS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Fifth Third Announces Appointment of Timothy N. Spence
as President

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Tim Spence as president. His promotion will support the Company’s ongoing successful execution of its strategic initiatives and further strengthen its position as a leading regional bank.
In his new role, effective immediately, Spence will oversee all business lines and regional banking, while continuing his leadership of the Bank’s strategy. It was Spence’s strength in strategy that first brought him to Fifth Third in 2015. He led that area as chief strategy officer and then advanced in 2017 to head consumer banking and payments as well. Before joining Fifth Third, Spence was a senior partner in the financial services practice at Oliver Wyman, a global strategy and risk management consulting firm. Spence will continue to report to Greg Carmichael, the Company’s chairman and chief executive officer.

“Tim has demonstrated extraordinary leadership and vision in driving the strategy and execution to transform Fifth Third through innovation and technology,” said Carmichael. “Over the past several years, he has been a principal architect and catalyst of many of the Company’s most important strategic initiatives. Those initiatives include organic growth investments, numerous partnerships with fintechs and other third parties, and the 2019 acquisition of MB Financial Inc. in Chicago – a move that dramatically changed the competitive landscape and positioned us for success in one of our most important markets. Tim is keenly focused on solutions that enable Fifth Third to best serve our customers – from individuals to small and large businesses – and help them achieve their goals.”

Spence long has been heralded for his commitment to innovation and has helped the Bank significantly advance its digital transformation. In 2018, American Banker recognized him as Digital Banker of the Year, an award whose past honorees have included forward-thinking leaders from the nation’s largest financial institutions. In addition to recognizing his many achievements to date, that award highlighted his customer-centric approach, which has been the hallmark of Spence’s banking career.

Originally from the Pacific Northwest, Spence and his family make their home in Cincinnati. Spence devotes time to several local community and economic development organizations, including serving on the executive committee of the board at Cintrifuse, a public-private partnership that exists to build a sustainable tech-based economy in Greater Cincinnati, on the advisory board for Miami University’s Altman Institute for Entrepreneurship, and as member and co-chair of the commerce committee for the Cincinnati Chamber’s RESTART Taskforce. He also serves as a board member for the Consumer Bankers Association.

NEWS RELEASE

About Fifth Third
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2020, the Company had $202 billion in assets and operates 1,122 full-service Banking Centers, and 2,414 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2020, had $422 billion in assets under care, of which it managed $53 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com.  Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
# # #